DAIN RAUSCHER SETTLES TWO LAWSUITS
RELATED TO MIDWEST LIFE, A FORMER SUBSIDIARY

MINNEAPOLIS (April 9, 1999) - Dain Rauscher Corporation (NYSE: DRC) has reached agreements to settle two lawsuits brought against the firm in connection with the 1991 failure of Midwest Life Insurance Company, a former Dain Rauscher subsidiary which the company sold in 1986. Under terms of the agreements, Dain Rauscher will pay $15 million in cash and $6.6 million in interest-free notes to settle its Colorado case, and $500,000 in cash to settle its Nebraska case.
   In Colorado, the proceeds will be divided among approximately 200 Colorado Midwest Life policyholders, the Colorado Life and Health Insurance Protection Association and the plaintiffs' attorneys. The Nebraska proceeds will go to the Nebraska Life and Health Insurance Guaranty Association. In both states, guaranty associations (consortiums of insurance companies) reimbursed the state's policyholders for losses of up to $100,000 each following Midwest Life's insolvency. These settlements resolve the last of the guaranty association and policyholder lawsuits related to Midwest Life.
   The company stated that the payments, which have an aggregate present value of $21.3 million, will have no impact on its 1999 earnings.
   Dain Rauscher Corporation, one of the nation's largest full-service securities firms, serves individual investors through offices predominantly in the western half of the United States, and capital markets and correspondent clients in select markets throughout the nation. Founded in 1909, the Minneapolis-based company has 1,300 private client and institutional investment executives and a total of 3,600 employees. The company's broker-dealer, Dain Rauscher Incorporated, is a member of the New York Stock Exchange and other major securities exchanges, as well as the Securities Investor Protection
Corp.  The company's common stock trades on the NYSE under the symbol DRC.
Its headquarters are at Dain Rauscher Plaza, 60 S. Sixth St., Minneapolis, Minnesota, 55402-4422.
   Forward-Looking Statements: This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve significant risks and uncertainties. The company cautions readers that a number of important factors may cause actual results to differ materially from those contained in forward-looking statements. These factors include, but are not limited to, the ability to resolve remaining litigation in a satisfactory manner and the level of any future litigation.

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CONTACT:  Jennifer Driscoll, investor and public relations, (612) 373-1647 or
jdriscoll@dainrauscher.com